GRAFF PAY-PER-VIEW INC.

                         SUPPLEMENT NO. 1
                                TO
                  PROSPECTUS DATED JULY 5, 1995



          As of July 5, 1995, Phillip D. Harvey owned 329,260 shares of common stock, par value $.01 per share ("Common Stock"), of Graff Pay-Per-View, Inc. (the "Company"). The attached prospectus relates, among other things, to the offer of such shares to the public. See "Selling
Stockholders."

          On November 10, 1995, Mr. Harvey gifted 150,000 of such shares of the Company's Common Stock to DKT International, Inc. ("DKT"), a publicly supported charity as defined under Section 501(c)(3) of the Internal Revenue Code. Mr. Harvey is the President of DKT and is currently its most substantial private contributor.

          As of the date of this Supplement No. 1, pursuant to the attached Prospectus, DKT is the selling stockholder of all of these 150,000 shares of the Company's Common Stock. DKT does not own any other shares of the Company's Common Stock.

          Date of Supplement No. 1: November 30, 1995